Exhibit 10.2
IDM PHARMA, INC.
2008 RETENTION COMPENSATION AND BONUS PLAN FOR CERTAIN
EXECUTIVE EMPLOYEES AMENDED AND SUPERSEDING PARTICIPATION
AGREEMENT FOR ROBERT DE VAERE
     You have previously received a copy of the IDM Pharma, Inc. 2008 Retention and Bonus Compensation Plan for Certain Executive Employees (the “Plan”) and a Plan Participation Agreement. This Amended and Superseding Participation Agreement amends and supersedes the prior participation agreement provided to you, which prior agreement shall hereafter be null and void. The Company’s Board of Directors has designated you a participant in the Plan. Capitalized terms not defined herein shall have the definitions set forth in the Plan. Provided that the eligibility requirements of the Plan are satisfied, you are eligible to receive the following Plan Benefits:
          (1) For all purposes of the Plan, your Trigger Date is December 31, 2008.
          (2) Your Success Bonuses, if payable, will be $103,667 (CHMP) and $150,000 (transaction/Change of Control).
     To indicate your acceptance of your designation as a Participant in the Plan, please sign a copy of this Agreement in the space indicated below and return it on or before October 23, 2008.
ACCEPTED AND ACKNOWLEDGED:
     I hereby accept my designation as a Participant in the IDM Pharma, Inc. 2008 Retention Compensation and Bonus Plan for Certain Executive Officers. I also acknowledge that I have been advised to seek my own personal legal or tax advisors with respect to participation in the Plan.

/s/ Robert De Vaere	Date:	October 18, 2008

Robert De Vaere